Exhibit 99.1

Martha Stewart Living Omnimedia Reports Third Quarter 2013 Results

NEW YORK, Oct. 29, 2013 /PRNewswire/ — Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) today announced its results for the third quarter ended September 30, 2013. The Company reported revenue for the third quarter of $33.8 million.

Ken West, Executive Vice President and Chief Financial Officer said, “Third quarter results reflect solid growth in Merchandising offset by lower Publishing revenues. In Publishing, we’ve taken strategic steps to refocus our operations around our Martha Stewart Living and Martha Stewart Weddings titles as well as our digital properties. The print titles continue to perform favorably in their competitive sets and have seen positive traction in advertising sales year-to-date, despite broader industry pressures. Merchandising generated improved operating income of 11%. Our recently announced revised agreement with J.C. Penney assures the availability of Martha-branded products in targeted categories at J.C. Penney stores and online. These recent developments are encouraging, but we have much more work ahead. Our primary objective remains driving sustainable performance improvement at MSLO over the long-term by capitalizing on the strong engagement that our brands have with consumers across our media platforms and at retail. We welcome our newly appointed CEO, Dan Dienst, who brings a strong operating background and financial discipline to the Company, as we intensify our efforts to reposition the Company for profitability.”

Third Quarter 2013 Summary

Total revenues were $33.8 million in the third quarter of 2013, compared to $43.5 million in the third quarter of 2012 as growth in Merchandising revenues was offset by lower revenues from Publishing and Broadcasting, which reflect the Company’s strategic decisions last year to end the publication of two print titles and exit live television programming production.

Total operating loss for the third quarter of 2013 was $(4.1) million compared with a loss of $(50.7) million in the prior-year period. Total operating loss for the third quarter of 2012 included a $(44.3) million non-cash impairment charge reflecting the write-down of goodwill related to the Company’s publishing segment.

Basic and diluted net loss per share was $(0.06) for the third quarter of 2013, compared to a loss of $(0.76) for the third quarter of 2012.

Third Quarter 2013 Results by Segment

Three Months Ended, September 30

(unaudited, in thousands)

	2013	2012
REVENUES
Publishing	$19,401	$27,572
Merchandising	14,153	13,233
Broadcasting	294	2,744

Total Revenues	$33,848	$43,549

OPERATING (LOSS) / INCOME
Publishing	$(6,260)	$(51,264)
Merchandising	9,479	8,525
Broadcasting	(214)	281
Corporate	(7,081)	(8,231)

Total Operating Loss	$(4,076)	$(50,689)

Recent Business Highlights

•	MSLO continues to engage consumers via social media, demonstrated by more than 8.1 million fans and followers across all social media, a 239% growth in followers on Pinterest in the last year and 1.5 million page views for the #bestsummerever campaign. MSLO also recently launched #MarthaToTheRescue, where Martha responds to tweets addressed to her via Vine and Instagram Videos.

•	MSLO won a min Integrated Marketing Award for Most Creative Use of New Technology for “Pinspiration” with Martha Stewart, and was a finalist in five other categories.

•	Martha Stewart Essentials, a new line of six supplements created specifically for women, which have been produced in partnership with nutritional supplement developer Inergetics, launched in Walgreen stores nationwide in September.

•	In the quarter, MSLO published its 80th and 81st books, Martha Stewart’s Favorite Crafts for Kids and Martha Stewart’s Cakes.

•	In October, the Company held its second annual “American Made” program, where makers, doers and creative entrepreneurs from across the country gathered in New York City for networking sessions and panels celebrating the spirit of innovation.

•	Showcasing his line of professional kitchenware, food and cutlery products, Emeril Lagasse returned to QVC on October 16 during the “Emeril’s Kitchen” broadcast with additional shows scheduled for December, January and February plus well into the spring.

Publishing

Revenues in the third quarter of 2013 were $19.4 million, compared to $27.6 million in the prior year’s third quarter. The comparison reflects the impact of the Publishing restructuring, which included the transition of Everyday Food from print to a digital brand, the closing of Whole Living, and a reduction in the number of issues of Martha Stewart Living published annually. In the 2013 third quarter, MSLO published two issues of Martha Stewart Living, compared with three in the year-ago period. The two issues published generated improved advertising sales compared with the same year-ago issues.

Operating loss was $(6.3) million for the third quarter of 2013, compared to $(51.3) million in the prior year, which included a $(44.3) million non-cash impairment charge reflecting the write-down of goodwill.

Merchandising

Revenues increased 7% to $14.2 million for the third quarter of 2013, as compared to $13.2 million in the prior year’s third quarter,

benefitting from royalty revenue recognition from the Company’s relationship with J.C. Penney.

Operating income was $9.5 million for the third quarter of 2013 as compared to $8.5 million in the third quarter of 2012.

Broadcasting

Revenue in the third quarter of 2013 was $0.3 million, compared to $2.7 million in the third quarter of 2012, reflecting the Company’s exit from live television programming production last year.

Operating loss was $(0.2) million for the third quarter of 2013 compared to operating income of $0.3 million in the third quarter of 2012.

Corporate

Corporate expenses were $(7.1) million in the third quarter of 2013 compared to $(8.2) million in the prior year’s quarter, due to lower executive compensation and reduced legal expenses in the 2013 period.

The Company will host a conference call with analysts and investors on October 29, 2013 at 8:30am EDT that will be broadcast live over the Internet at www.marthastewart.com/ir, and an archived version will be available through November 12, 2013.

About Martha Stewart Living Omnimedia, Inc.

Martha Stewart Living Omnimedia, Inc. (MSLO) is a leading provider of original “how-to” information, inspiring and engaging consumers with unique lifestyle content and high-quality products. MSLO is organized into the following business segments: Publishing, Merchandising and Broadcasting. MSLO is listed on the New York Stock Exchange under the ticker symbol MSO.

Forward-Looking Statements

This press release may contain certain statements that we believe are, or may be considered to be, “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by the use of statements that include phrases such as we “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “potential” or “continue” or other similar references to future periods or the negative of these terms.

Forward-looking statements are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and our actual results may differ materially from those contemplated by the forward-looking statements. Such forward-looking statements include: adverse reactions to publicity relating to Martha Stewart or Emeril Lagasse by consumers, advertisers and business partners; loss of the services of Ms. Stewart or Mr. Lagasse; continued management turnover; failure to realize the anticipated benefits from transitioning certain of our media brands from print publication to digital distribution; inability to successfully capitalize on digital, mobile and video initiatives, including establishing relationships with additional distribution partners; softening of or increased competition in the domestic advertising market; failure by the economy to sustain any meaningful recovery and other economic developments that limit consumers’ discretionary spending or affect the value of our assets or access to credit or other funds; inability to expand merchandising and licensing programs or the loss or failure of existing programs, including as a result of litigation or disputes with merchandising segment partners; inability to grow our online presence; failure to successfully implement our cost savings initiatives; failure to protect our intellectual property; changes in media consumption behavior; increases in paper, postage, freight or printing costs; weakening in circulation, particularly in newsstand sales; operational or financial problems at any of our business partners; our inability to successfully and profitably develop or introduce new products; consolidation of our principal print business vendors, which may lead to increased prices and service delays; and failure to predict, respond to and influence trends in consumer taste and/or shifts in business strategies.

Certain of these and other factors are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, especially under the heading “Risk Factors,” which may be accessed through the SEC’s website at http://www.sec.gov/.

Martha Stewart Living Omnimedia, Inc.

Consolidated Statements of Operations

Three Months Ended September 30,

(unaudited, in thousands, except share and per share amounts)

	2013	2012
REVENUES
Publishing	$19,401	$27,572
Merchandising	14,153	13,233
Broadcasting	294	2,744

Total revenues	33,848	43,549

Production, distribution and editorial	(16,579)	(24,487)
Selling and promotion	(10,401)	(13,028)
General and administrative	(10,097)	(10,972)
Depreciation and amortization	(847)	(1,003)
Restructuring charges	—	(491)
Goodwill impairment	—	(44,257)

OPERATING LOSS	(4,076)	(50,689)
Interest income, net	194	327
Other expense, net	(76)	(106)

LOSS BEFORE INCOME TAXES	(3,958)	(50,468)
Income tax provision	(337)	(410)

NET LOSS	$(4,295)	$(50,878)

LOSS PER SHARE—BASIC AND DILUTED
Net loss	$(0.06)	$(0.76)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and diluted	67,490,820	67,271,211

Martha Stewart Living Omnimedia, Inc.

Consolidated Statements of Operations

Nine Months Ended September 30,

(unaudited, in thousands, except share and per share amounts)

	2013	2012
REVENUES
Publishing	$68,073	$87,208
Merchandising	41,776	41,355
Broadcasting	3,421	12,701

Total revenues	113,270	141,264

Production, distribution and editorial	(56,332)	(78,877)
Selling and promotion	(32,348)	(37,954)
General and administrative	(31,456)	(33,636)
Depreciation and amortization	(2,940)	(3,028)
Restructuring charges	(675)	(1,268)
Goodwill impairment	—	(44,257)
Gain on sale of subscriber list, net	2,724	—

OPERATING LOSS	(7,757)	(57,756)
Interest income, net	571	908
Other (expense) / income, net	(486)	862

LOSS BEFORE INCOME TAXES	(7,672)	(55,986)
Income tax provision	(1,076)	(1,209)

NET LOSS	$(8,748)	$(57,195)

LOSS PER SHARE—BASIC AND DILUTED
Net loss	$(0.13)	$(0.85)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and diluted	67,366,285	67,198,281

Martha Stewart Living Omnimedia, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	September 30,
	2013	December 31,
	(unaudited)	2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$14,479	$19,925
Short-term investments	21,265	29,182
Restricted cash and investments	5,009	—
Accounts receivable, net	28,646	38,073
Paper inventory	3,593	4,580
Deferred television production costs	150	434
Other current assets	3,810	3,335

Total current assets	76,952	95,529

PROPERTY AND EQUIPMENT, net	8,594	10,738
GOODWILL	850	850
OTHER INTANGIBLE ASSETS, net	45,200	45,203
OTHER NONCURRENT ASSETS, net	1,637	1,940

Total assets	$133,233	$154,260

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$12,849	$12,770
Accrued payroll and related costs	4,856	9,316
Current portion of deferred subscription revenue	7,310	13,168
Current portion of other deferred revenue	4,590	5,605

Total current liabilities	29,605	40,859

DEFERRED SUBSCRIPTION REVENUE	3,193	4,478
OTHER DEFERRED REVENUE	—	1,113
DEFERRED INCOME TAX LIABILITY	8,042	7,117
OTHER NONCURRENT LIABILITIES	4,628	5,177

Total liabilities	45,468	58,744

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Series A Preferred Stock, 1 share issued and outstanding in 2013 and 2012	—	—
Class A Common Stock, $0.01 par value, 350,000,000 shares authorized: 41,599,948 and 41,220,689 shares issues in 2013 and 2012, respectively; 41,540,548 and 41,161,289 shares outstanding in 2013 and 2012, respectively	416	412
Class B Common Stock, $0.01 par value, 150,000,000 shares authorized: 25,984,625 shares issued and outstanding in 2013 and 2012	260	260
Capital in excess of par value	341,555	340,586
Accumulated deficit	(253,277)	(244,529)
Accumulated other comprehensive loss	(414)	(438)

	88,540	96,291

Less: Class A treasury stock—59,400 shares at cost	(775)	(775)

Total shareholders’ equity	87,765	95,516

Total liabilities and shareholders’ equity	$133,233	$154,260

CONTACT: Katherine Nash, Martha Stewart Living Omnimedia, Inc. Investor Relations, 212-827-8348, knash@marthastewart.com